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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNION PACIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	March 26, 2012

The 2012 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 10, 2012, for the following purposes:

(1)	To elect the twelve directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2012;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To consider and vote upon two shareholder proposals if properly presented at the Annual Meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 29, 2012 are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. New York Stock Exchange rules now provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide directions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

UNION PACIFIC CORPORATION

2012 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

ii

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 10, 2012

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 10, 2012

This Proxy Statement and our 2011 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports and Proxy Statements” www.up.com/investors/annuals/index.shtml.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 10, 2012, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on March 26, 2012.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on February 29, 2012 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 478,746,621 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as broker non-votes) will also be counted as present in determining whether there is a quorum but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), Proposal Number 4 (shareholder proposal regarding lobbying activities) and Proposal Number 5 (shareholder proposal regarding executive stock ownership) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy). If your shares are held in street name and you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (the Exchange) rules grant your broker discretionary authority to vote on “routine matters,” including the ratification of the independent registered accounting firm in Proposal 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3, 4 and 5.

Although the advisory vote on Proposal Number 3 is non-binding, the Board of Directors will review the results of the vote and, consistent with the Company’s strong record of shareholder engagement, will take it into account in making a determination concerning executive compensation.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the vote for the election of directors in Proposal 1 and for Proposal Numbers 2, 3, 4, and 5.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. The proxy card includes specific directions for using the telephone and Internet voting systems. If your proxy is properly received and not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2, and 3, and “against” Proposal Numbers 4 and 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in three ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if a broker, bank or other nominee holds your shares on your behalf and you wish to revoke a previously granted proxy, you must contact that entity. If a broker, bank or other nominee holds your shares on your behalf and you wish to vote at the Annual Meeting, you must obtain a proxy covering the shares you beneficially own from that entity prior to the Annual Meeting.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2011 Annual Report on Form 10-K. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to solicit proxies on its behalf. The anticipated fees of Morrow & Co., LLC are $16,000, plus certain other customary fees and expenses.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2011, the Board met six times. No director attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 96%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 8 require that all directors attend the Annual Meeting. In accordance with this policy, all directors attended last year’s Annual Meeting.

The Board currently maintains four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. All Board Committees are composed entirely of independent directors under the independence standards of the Exchange and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. In addition, Audit Committee members satisfy the additional independence criteria applicable to Audit Committee members under the listing standards of the Exchange.

Audit Committee. The members of the Audit Committee are Mr. Card, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mrs. Hope serves as chairperson of the Committee. The Committee met ten times in 2011, which includes four meetings to review the Company’s quarterly earnings and financial statements.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McCarthy and Mr. McConnell qualify as “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company; reviews the scope of audits as well as the annual audit plan; evaluates the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations; and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from, and discusses with, management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation and regulatory, tax and safety matters. In addition, the Committee reviews the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail below in the Risk Oversight of the Company section. The Committee also oversees the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget will be detailed as to the particular services to be provided so that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the

Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mr. McConnell serves as chairperson of the Committee. The Committee met five times in 2011.

The Committee is responsible for assisting the Board with the review and oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, balance sheet, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, access to sources of liquidity, insurance programs, market conditions and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Davis serves as chairperson of the Committee. The Committee met four times in 2011.

The Committee is directly responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation. The Committee also reviews and refers to the Board for approval the compensation of the Company’s other elected executives and certain other executives as determined by the Committee or the Board. The Committee also oversees the Company’s executive incentive plans and determines the amounts of awards, and the individuals who will receive awards. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies. The Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In early 2012, the Committee, with the assistance of the Committee’s outside compensation consultant, reviewed our employee compensation programs and confirmed that there were no changes to these programs, and that they are designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole and has not delegated any of its authority with respect to compensation of the Named Executive Officers.

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FWC) is an outside compensation consulting firm that reports directly to the Committee. A representative of FWC has attended all Committee meetings since its engagement in 2005. The Committee is solely responsible for the engagement and termination of this relationship. FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests FWC to update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 34 of this Proxy Statement, as well as to provide an assessment of the Committee’s performance. In addition, the Committee periodically requests that FWC make presentations on various topics such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for Committee consulting.

Under the Committee’s engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. In such matters, FWC acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2011, the Company paid fees to FWC only for advising on the amount or form of executive and director compensation. The Company did not pay any fees for additional projects or services.

The role of the CEO and Senior Vice President-Human Resources (SVP-HR) in recommending the forms and amounts of executive compensation is described on page 35 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Rogel serves as chairperson of the Committee. The Committee met three times in 2011.

The Committee oversees the Company’s corporate governance, assists management with succession matters, and reviews and recommends changes to compensation of the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee also oversees the Corporate Governance Guidelines and Policies discussed below to promote Board independence and excellence in governance, including the election of a lead independent director, if necessary. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors, reviews and approves related party transactions, reviews current trends in corporate governance and recommends to the Board for adoption new (or modifications of existing) practices, policies or procedures. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements.

The Committee reviews director compensation periodically to assess whether the annual retainer paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in units equivalent to our common stock, which is payable only upon a director’s separation from service from the Board as described on page 20.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Board Leadership Structure

The Board of Directors believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address circumstances facing the Company. Accordingly, pursuant to the Company’s Corporate Governance Guidelines and Policies set forth on page 9 of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. In recent years, Mr. James R. Young has held the position of Chairman and CEO. The Board believes that combining the roles of Chairman and CEO benefitted the Company by fostering clear accountability; effective decision-making; and consistent development, oversight, and implementation of corporate strategy by both the Board and management. In March 2012, the Board appointed Mr. John J. Koraleski to serve as our acting CEO, in connection with the announcement that Mr. Young began a medical leave of absence. The Board made this decision pursuant to the Company’s long-standing contingency succession plan and in accordance with the Company’s By-Laws and Board policy to ensure management continuity in the event of a change in status of the CEO. Mr. Koraleski has been with Union Pacific Railroad Company (the Railroad) for 39 years and has held a number of executive positions. Most recently, he has served as the Executive Vice President – Marketing and Sales of the Railroad. Mr. Young continues to serve as Chairman of the Board in order to provide continuity in oversight and leadership of the Company. Both Mr. Koraleski and Mr. Young will work on behalf of the Company and the Board when addressing investors, employees and other key constituents. The Board believes that this leadership structure will best allow the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan.

The Board has selected Mr. Rogel, the former Chairman and CEO of Weyerhaeuser Company, as the lead independent director with the following responsibilities: (i) preside at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings; (iii) serve as the liaison between the independent directors and the Chairman and CEO; and (iv) be available for consultation and communication with major shareholders as appropriate. Mr. Rogel also has the authority to call executive sessions of the independent directors. In addition to maintaining an independent, clearly-defined lead director (with the responsibilities detailed above), the Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including (i) holding executive sessions of the independent directors after every Board meeting, (ii) providing that only independent directors serve on key Board committees, and (iii) conducting an annual performance evaluation of the Chairman and CEO by the independent directors. The Board believes that the current leadership structure coupled with a lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board to effect execution of the Company’s strategic plans.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the Chief Compliance Officer and the senior executives responsible for financial reporting and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company may adapt the process to the ever-changing economic, political and legal environment in which the Company operates.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of counsel, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to include those best practices that the Committee believes will be effective and advisable for the Company and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. The Corporate Governance Guidelines and Policies are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the section titled “Audit Committee Independence Standard.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote pursuant to the Company’s By-Laws.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board will annually elect a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors will also elect a lead independent director. The lead independent director will serve for a period of at least one year. The lead independent director’s responsibilities will include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison between the independent directors and the Chairman and CEO; and (4) being available for consultation and communication with major shareholders as appropriate. The lead independent director also has the authority to call executive sessions of the independent directors.

Number of Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board will receive reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate. In 2011, the independent directors met six times in executive session.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least four times the cash portion of the annual retainer, with such ownership goal to be reached within four years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal. Each of our non-management directors who has served for at least four years has satisfied this guideline.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the first Board meeting of the year for purposes of evaluating the Chairman and

CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the Exchange listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Donohue, Dunham, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Three of the Company’s current directors, who are also director nominees, have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Messrs. Donohue and Villarreal and General Krulak.

Mr. Donohue. In 2011, the Company made a $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund and a $25,000 contribution to the Chamber’s Hiring our Heroes program, which focuses on employment of veterans in the United States. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company also made $100,000 contributions to the Chamber’s Leadership Fund in 2009 and 2010.

General Krulak. In 2011, the Company made a $10,000 contribution to Birmingham-Southern College. General Krulak was named President of Birmingham-Southern College in March 2011.

Mr. Villarreal. For a portion of 2010, Mr. Villarreal’s sister was a partner at Morgan, Lewis & Bockius LLP until she was appointed as a regional representative for the U.S. Secretary of Labor on April 8, 2010. The Company paid $182,000 to Morgan Lewis in 2010 for legal fees associated with federal tax matters and $88,000 in 2009 for legal fees related to federal tax and ERISA matters. Mr. Villarreal’s sister was not personally involved in the 2009 and 2010 engagements.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board reviewed the fact that the Company’s $100,000 contribution to the U.S. Chamber of Commerce and $25,000 contribution to the Hiring our Heroes program was less than 2% of that organization’s consolidated gross revenues. The Board also reviewed the Company’s $10,000 contribution to Birmingham-Southern College and noted that the contribution was less than 2% of the organization’s consolidated gross revenues. The Board concluded that these contributions do not confer any personal benefit on Mr. Donohue or General Krulak and do not affect their independence. For Mr. Villarreal, the Board concluded that the amounts paid by the Company to Morgan Lewis were less than 2% of Morgan Lewis’ consolidated gross revenues in 2009 and 2010. The Board also confirmed that Ms. Villarreal has not been employed by Morgan Lewis since her departure in 2010.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

In February 2007, the Board formalized the Company’s policy and procedures for reviewing related party transactions by approving the Company’s Related Party Policy. Under this written policy, all transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

Since the beginning of 2011, no related party transactions were reported to the Corporate Governance and Nominating Committee or the Audit Committee that require disclosure under this policy or the rules and regulations of the SEC. However, the Corporate Governance and Nominating Committee reviewed and approved or ratified the director relationships described on page 12 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Erroll B. Davis, Jr., Thomas J. Donohue, Thomas F. McLarty III, Steven R. Rogel, and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time may also employ a search firm on behalf of the Committee to help identify and evaluate suitable candidates. Shareholders desiring to recommend candidates for consideration at the 2013 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 10, 2013 and ending on February 9, 2013, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; diverse talents, backgrounds and perspectives; and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also emphasizes familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates nominated by shareholders under the same standards after concluding that any such nominations comply with the requirements outlined above.

All of our nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

PROPOSAL NUMBER 1

Election of Directors

The Board currently consists of twelve members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	64	Acting Dean, The Bush School of Government and Public Service, Texas A & M University	2006
Erroll B. Davis, Jr.	67	Superintendent, Atlanta Public Schools	2004
Thomas J. Donohue	73	President and Chief Executive Officer, U.S. Chamber of Commerce	1998
Archie W. Dunham	73	Retired Chairman, ConocoPhillips	2000
Judith Richards Hope	71	Distinguished Visitor from Practice and Professor of Law, Georgetown University Law Center	1988
Charles C. Krulak	70	Retired General, United States Marine Corps & President, Birmingham-Southern College	2006
Michael R. McCarthy	60	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	69	General Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	65	President, McLarty Associates	2006
Steven R. Rogel	69	Retired Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	58	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009
James R. Young [1]	59	Chairman, Union Pacific Corporation and Union Pacific Railroad Company	2005

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Biographical Information

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on pages 15 and 16 above and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined below in the biographical information, as well as service on boards of other public companies.

The Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Committee believes that nominees with business and strategic management experience gained from service as a CEO is a critical leadership component to Board service. The Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, both domestic and international, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Committee considers experience in the legal profession and political and governmental affairs, including legislative or executive service in Washington D.C. or related activities, to be a highly desirable skill given the heavily regulated nature of the rail industry. Also important to the Committee is public service in state government, especially

[1]	On March 2, 2012, Mr. Young began a medical leave of absence from his duties as President and Chief Executive Officer of the Company. He remains the Chairman of the Board.

in states where the Company has a significant operating presence. The Committee emphasizes familiarity with the rail industry and rail operations and considers customer perspectives to be important when evaluating director nominees. Given the significant rail interchange operations with Canadian and Mexican rail systems, the Committee also values directors with an international background or expertise. Although the director nominees listed below each possess a number of these attributes, the Committee considered the specific areas noted below for each director nominee when determining the qualifications of each nominee that best suited the needs of the Company and the overall composition and function of the Board.

Andrew H. Card, Jr. has been a director since July 2006. In July 2011, Mr. Card was named acting dean of The Bush School of Government and Public Service at Texas A & M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card was Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card joined the board of Lorillard, Inc. on August 1, 2011. Mr. Card brings to the Board top-level federal government and transportation industry experience, business leadership and experience in economic and international affairs.

Erroll B. Davis, Jr. has been a director since June 2004. On July 1, 2011, Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools and named the superintendent on August 15, 2011. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis was a director of PPG industries, Inc. from 1994 to 2007 and a director of BP plc from 1998 to 2010 and has served as a director of General Motors Corporation since 2009. Mr. Davis brings to the Board business experience and strategic leadership as a CEO, international business experience and familiarity with rail operations from a customer perspective.

Thomas J. Donohue has been a director since November 1998. Mr. Donohue has been President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, since September 1997. Mr. Donohue was a director of XM Satellite Radio Holdings Inc. from 1999 to 2009 and has served as a director of Sunrise Senior Living, Inc. since 1995. Mr. Donohue brings to the Board experience as an advocate for business and knowledge of current trends in public policy affecting U.S. business, government affairs experience and experience in international business.

Archie W. Dunham has been a director since August 2000. Mr. Dunham was President and Chief Executive Officer of Conoco, Inc., an integrated energy company, from January 1996 until August 30, 2002. He was also elected Chairman in August 1999 and was Chairman of ConocoPhillips from August 2002 until his retirement on September 30, 2004. Mr. Dunham was a director of Phelps Dodge Corporation from 1998 to 2007 and Pride International, Inc. from 2005 until May 2011 and has been a director of Louisiana-Pacific Corporation since 1996. Mr. Dunham brings to the Board business experience and strategic leadership as a CEO, familiarity with the energy markets and rail operations from a customer perspective, and extensive experience in finance, economics and the securities markets.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the Paul,

Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates. Mrs. Hope brings to the Board experience as a director of the Company, from which she developed extensive knowledge of, and familiarity with, the operational and financial aspects of the Company, as well as broad familiarity with the rail industry. Her significant experience from a sophisticated law practice and her legal presence in Washington adds considerable expertise to the Board, including legal and regulatory insight, risk assessment and policymaking.

Charles C. Krulak has been a director since January 2006. General Krulak was named president of Birmingham-Southern College in March 2011. General Krulak was Vice Chairman and Head of Mergers and Acquisitions for MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired as Commandant of the United States Marine Corps in 1999 after 35 years of distinguished service. General Krulak served as a director of Conoco from 2000 to 2002 and continued to serve as a director of the merged ConocoPhillips until 2008. General Krulak served as a director of Phelps Dodge Corporation from 2005 to 2007 when it was acquired by Freeport-McMoRan Copper & Gold, Inc. (FMC&G), and has served as a director of FMC&G since 2007. General Krulak’s proven leadership experience from the military, together with executive experience in the domestic and international banking industry, brings to the Board his ability to understand and analyze complex operational, logistic, and strategic matters considered by the Board.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated since 1996. Mr. McCarthy brings to the Board his background in providing strategic and operational advice to businesses in various sectors of the economy, forming and leading successful investment companies, and significant financial expertise.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008. Mr. McConnell has extensive experience in banking and financial markets that provides the Board with important financial expertise.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010. Mr. McLarty brings to the Board business leadership experience, extensive exposure to international business and regulatory matters, and significant expertise from government service at the highest levels.

Steven R. Rogel has been a director since November 2000, and is our lead independent director. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel serves as a director of Kroger Company and is non-executive Chairman of the Board of EnergySolutions, Inc. Mr. Rogel brings to the Board domestic and international business and strategic leadership experience as a result of his years of service in top executive positions, as well as his familiarity with rail operations from a customer perspective.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has been a non-employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc., from 1998 to 2006 and has served as a director of First Solar, Inc. since 2007 and PMI Group, Inc. since 2005. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. Mr. Villarreal brings to the Board legal, regulatory and compliance expertise in addition to government affairs experience from significant service in state and federal public offices and positions and involvement in presidential campaigns.

James R. Young has been a director since March 2005 and our President and Chief Executive Officer since December 31, 2005. On March 2, 2012, Mr. Young began a medical leave of absence from his duties as Chief Executive Officer but remains Chairman of the Board. Mr. Young was elected to the position of Chairman effective February 1, 2007. Mr. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad, the principal operating subsidiary of the Company, from December 1999 until February 1, 2004 and President and Chief Operating Officer of the Railroad from February 2004 until December 31, 2005. Mr. Young brings to the Board his extensive experience in many operational and financial positions with the Railroad, including his tenure as CEO of the Company and the Railroad since 2005.

Director Compensation in Fiscal Year 2011

Non-Management Directors’ Fees

In 2011, directors who are not employees received an annual retainer of $250,000, plus expenses. Directors are required to invest $130,000 of the retainer in the Stock Unit Account referred to below. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. The lead independent director receives an additional annual retainer of $25,000. Directors who are employees do not receive retainers or any other Board-related compensation.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, Fixed Rate Fund or Vanguard Accounts, in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. No options were awarded to non-management directors in 2011.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 2,000 restricted shares of our common stock or restricted share units, such units to represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated a director pension plan for all directors elected after that date. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2011

The following table provides a summary of compensation of our non-management directors for 2011.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards	All Other Compensation (b)		Total
Andrew H. Card, Jr.	$260,000	$0	$0	$925		$260,925
Erroll B. Davis, Jr.	265,000	0	0	925		265,925
Thomas J. Donohue	250,000	0	0	925		250,925
Archie W. Dunham	250,000	0	0	925		250,925
Judith Richards Hope	275,000	0	0	15,351	(c)	290,351
Charles C. Krulak	260,000	0	0	925		260,925
Michael R. McCarthy	260,000	0	0	925		260,925
Michael W. McConnell	275,000	0	0	925		275,925
Thomas F. McLarty III	250,000	0	0	925		250,925
Steven R. Rogel	290,000	0	0	925		290,925
Jose H. Villarreal	250,000	0	0	925		250,925

(a)	The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	3,700	2,000	8,002
Erroll B. Davis Jr.	7,900	2,000	10,979
Thomas Donohue	25,900	3,570	23,762
Archie W. Dunham	25,900	2,000	16,593
Judith Richards Hope	25,900	3,570	22,505
Charles C. Krulak	7,900	2,000	8,625
Michael R. McCarthy	0	2,000	11,148
Michael W. McConnell	19,500	2,000	22,446
Thomas F. McLarty III	3,700	2,000	7,727
Steven R. Rogel	25,900	2,000	16,162
Jose H. Villarreal	0	2,000	4,990

(b)	The $925 represents the amount paid in 2011 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.

(c)	Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan sponsored by us. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2011 for Mrs. Hope’s participation in the health care plan was $15,626 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). Medical coverage for directors elected after April 21, 2000, was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2012

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2012 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2012.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2011	2010
Audit Fees	$2,464,950	$2,474,045
Audit-Related Fees	417,402	615,464
Tax Fees	509,028	97,600
All Other Fees	0	0

Total	$3,391,380	$3,187,109

Audit Fees. Audit services include the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services include consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. Tax fees include fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2011 and 2010.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2011. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Audit Committee

Judith Richards Hope, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Michael R. McCarthy

Michael W. McConnell

PROPOSAL NUMBER 3

Advisory Vote to Approve Executive Compensation

At the 2011 Annual Meeting of Shareholders, more than 96% of the shares voted were cast in favor of approving the Company’s executive compensation. The Board of Directors again asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

Our executive compensation programs are designed to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance and effective risk management.

In 2011, the Company again achieved record performance in the areas of safety, service and financial performance as described in the Compensation Discussion and Analysis on pages 32 to 48. Highlights of the Company’s performance include:

•	Record earnings and cash flows allowed the Company to provide significant returns to shareholders, including a 58% increase in declared dividends per share and $1.4 billion in share repurchases;

•	Continued record achievements in employee safety for the fourth straight year;

•	Customer satisfaction ratings reached an all-time record level, resulting from continued excellent service;

•	Operating efficiency, as measured by velocity, was the best among major U.S. railroads every month in 2011, despite historic Midwestern flooding and severe heat and drought in the Southern Region; and

•	Operating income, net income, and free cash flow after dividends, reached all-time industry records, and ROIC achieved a Company best for a second consecutive year.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 32 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 48 through 64, which provide detailed information on the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

Based on the results of the 2011 shareholder vote, and consistent with the Company’s recommendation, the Board has determined to hold advisory votes to approve executive compensation on an annual basis. Accordingly, the next “say on pay” vote will occur at our 2013 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NUMBER 4

Shareholder Proposal Regarding Lobbying Activities

The American Federation of State, County and Municipal Employees (AFSCME), AFL-CIO, 1625 L Street, N.W., Washington, D.C. 20036-5687, on behalf of the AFSCME Employees Pension Plan, the owner of 32,624 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives, and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore, have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of shareholders and long-term value.

Resolved, the shareholders of Union Pacific Corporation (“Union Pacific”) request the Board authorize the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As shareholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in shareholders’ best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to Union Pacific’s long-term interests.

Union Pacific spent approximately $10.96 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). In 2010, according to disclosure reports required in four states, Union Pacific also spent at least $492,770 on lobbying expenditures. These figures may not include grassroots lobbying to influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure. And Union Pacific does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as the company’s $5,000 contribution to the American Legislative Exchange Council (“ALEC”) annual meeting (http://thinkprogress.org/politics/2011/08/05/288823/alec-exposed-corporations-funding/).

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Recommendation of the Board of Directors

The Board of Directors believes that it is in the best interest of the Company and its shareholders for the Company to participate in the political process by engaging in a government relations program, including certain lobbying activities, to educate and inform public officials about the Company’s position on issues significant to the Company’s business. The Board of Directors opposes the proposal because the reporting of corporate lobbying activity is already heavily regulated and the Company complies with all federal, state and local lobbying registration and disclosure requirements, making the adoption of this proposal unnecessary and redundant with information that is already available to the public. Specifically, the Company files all required quarterly and semi-annual reports pursuant to the federal Lobbying Disclosure Act with the U.S. House of Representatives and the U.S. Senate. These reports are publicly available and provide information on activities associated with affecting legislation through communication with any member or employee of a legislative body or with any covered executive branch official. As required by law, these reports also disclose the Company’s lobbying expenditures, describe specific pieces of legislation that were the topic of communication and identify the individuals who lobbied on behalf of the Company. The Company files similar periodic reports as required by state agencies reflecting lobbying activities at the state level, which are also publicly available.

In addition, the Company is a member of a number of trade associations and industry groups at the national, state and local level. From time to time, each of these entities communicates the position of its membership on public policy issues to government officials and the public. Although lobbying is not the primary focus of these entities, a portion of the dues that the Company and other members pay to such trade organizations and industry groups may be part of the funds they use, in their sole discretion, to engage in certain lobbying activities. The Company does not direct how these funds are used, and the Company may not agree with all positions supported by these organizations. As a result, disclosure of the Company’s dues to these organizations may misrepresent the Company’s position on certain legislative issues and would not provide shareholders with any meaningful information. Moreover, as trade associations are not required by federal regulations to disclose the portion of members’ dues used specifically for lobbying activities, the Company generally would not possess the information that the proposal seeks. Requiring the Company to gather this information would create an unreasonable burden on the Company to gather information that has little value, if any, to shareholders.

The Board believes that the Company has a legitimate interest in participating in the political process on issues that affect its business and also acknowledges the interests of shareholders in information about this participation. However, the Company already appropriately discloses its lobbying activities consistent with federal, state and local law. The proposal calls on the Company to undertake additional reporting from what is required under these federal, state and local laws. The Board believes that the proposal would impose an unnecessary administrative burden on the Company when ample disclosure already exists regarding the Company’s lobbying activities.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

PROPOSAL NUMBER 5

Shareholder Proposal Regarding Executive Stock Ownership

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 75 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

5 — Executives To Retain Significant Stock

RESOLVED, Shareholders urge that our executive pay committee adopt a policy requiring that senior executives retain a significant percentage of stock acquired through equity pay programs until one-year following the termination of their employment and to report to shareholders regarding this policy before our next annual shareholder meeting.

Shareholders recommend that our executive pay committee adopt a percentage of 25% of net after-tax stock. The policy shall apply to future grants and awards of equity pay and should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to executives. This proposal asks for a retention policy starting as soon as possible.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans after employment termination would focus our executives on our company’s long-term success. A Conference Board Task Force report on executive pay stated that at least hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent research firm rated our company “High Concern” in Executive Pay with $26 million for our CEO James Young. Mr. Young had $3.3 million in pension increases. Pension increases are difficult to justify in terms of shareholder benefit because they are not directly tied to performance.

In addition, Long-Term Incentives (LTI) for executives consisted of Performance Stock Units (PSU) and time-based equity in the form of market-priced stock options and retention stock units. Equity pay given for LTI’s should include performance-vesting features. Mr. Young realized $12 million from the exercise of 227,000 options and was given an additional 153,000 options in 2010. Market-priced stock options can provide financial rewards due to a rising market alone, regardless of an executive’s performance.

Finally, Mr. Young was potentially entitled to $72 million if there was a change in control. Executive pay polices such as these were not in the interests of shareholders.

Judith Hope had the highest tenure—23-years and was still allowed to chair our Audit committee. Long-tenured directors can form relationships that compromise their independence and therefore hinder their ability to provide effective oversight.

It is not a good practice to have a CEO on an executive pay committee yet Thomas Donohue was a CEO on our executive pay committee. Mr. Donohue was also on our Nomination Committee.

Erroll Davis was designated a “Flagged (Problem) Director” by The Corporate Library due to his General Motors responsibilities as GM went bankrupt. Yet Mr. Davis was still allowed to hold 2 seats on our most important board committees.

Please encourage our board to respond positively to this proposal: Executives To Retain Significant Stock—Yes on 5.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes that the Company’s executive compensation program and substantial holding requirements under its stock ownership policy strike an appropriate balance that motivates Company executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. The proponent is requesting that the Compensation and Benefits Committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity compensation programs until one year after their departure from the Company. The proposal further recommends that this percentage be 25% of net after-tax stock. The Board believes that such a policy is unnecessary because the Company’s policies and compensation programs have successfully aligned the interests of the Company’s executives with the interests of shareholders.

The Stock Ownership Policy Requires Significant Stock Holdings by Executives. The Company’s long-standing stock ownership guidelines for its executives have been in place since the early 1990s. As discussed on page 30 of this Proxy Statement, ownership guidelines are seven times annual base salary for the Chief Executive Officer and four times annual base salary for the remaining Named Executives Officers. These stock ownership guidelines are rigorous and continue to be among the most stringent of our peers. The Compensation and Benefits Committee oversees compliance with these guidelines and the Board believes that these thresholds are appropriately designed to align the interests of the Company’s executives with those of its shareholders. The Board also believes, based on the current stock ownership levels of our executives, that the stock ownership guidelines are accomplishing their intended purpose of aligning executive and shareholder interests and ensuring that executives own and hold a meaningful amount of Company stock. As of December 31, 2011, all of the Named Executive Officers have met their stock ownership targets. Mr. Young, our Chairman and then CEO, owns 55 times his salary and the rest of the Named Executive Officers own between 17 and 88 times their salary.

The Design of the Long-Term Incentive Compensation Program Ensures an Ownership Stake in the Company. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 32, stock ownership is a fundamental element of the Company’s compensation program and provides an essential source of incentives and motivation to the Company’s executives. The Company’s executive compensation program is carefully balanced to provide a competitive level of at-risk and performance-based incentives through a combination of equity awards that includes performance stock units, stock options and retention stock units. As explained on page 42 of this Proxy Statement, the Compensation and Benefits Committee’s targeted mix of equity compensation for executives based on grant date fair value is 40% performance stock units, 40% stock options and 20% retention stock units. Performance stock units generally vest on the third anniversary of the date of grant in amounts determined based on the Company’s achievement of certain performance criteria, currently return on invested capital over the three-year period. Stock option grants vest in three equal installments over a three-year period and have a ten-year exercise term. Retention stock units vest after a four-year period. The Committee’s use of this mix of equity awards gives executives an interest in the Company’s long-term performance and an investment in the Company’s future.

The Board of Directors believes that this current mix of long-term incentive compensation, coupled with strong stock ownership guidelines, provides a balanced approach to aligning the long-term interests of senior executives with those of the Company’s shareholders. Based on the foregoing, the Board believes that it is unnecessary for the Company to adopt the policy suggested by the proponent.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number and percentage of shares of common stock beneficially owned as of February 29, 2012 (unless otherwise noted), by (i) each person known to the Company to beneficially own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2011 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Number of Shares Beneficially Owned (a)		Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	10,200		8,002	*
Erroll B. Davis, Jr.	10,165		10,979	*
Thomas J. Donohue	39,503		23,762	*
Archie W. Dunham	28,303		16,593	*
Lance M. Fritz	126,292		39,760	*
J. Michael Hemmer	181,992	(c)	54,472	*
Judith Richards Hope	33,670	(c)	22,505	*
Robert M. Knight, Jr.	454,528		92,450	*
John J. Koraleski	559,530	(c)	84,308	*
Charles C. Krulak	10,098		8,625	*
Michael R. McCarthy	2,127		11,148	*
Michael W. McConnell	21,500		22,446	*
Thomas F. McLarty III	5,700		7,727	*
Steven R. Rogel	27,900		16,162	*
Jose H. Villarreal	2,116		4,990	*
James R. Young	2,264,036		318,380	*
Capital World Investors (d)	36,731,250		0	7.60%
Capital Research Global Investors (e)	28,622,701		0	5.90%
Blackrock, Inc. (f)	26,821,265		0	5.55%
All current directors and executive officers as a group (18 people)	4,067,091		793,051	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 29, 2012, upon the exercise of stock options as follows: Mr. Card 3,700; Mr. Davis 7,900; Mr. Donohue 25,900; Mr. Dunham 25,900; Mr. Fritz 57,995; Mr. Hemmer 88,242; Mrs. Hope 25,900; Mr. Knight 205,527; Mr. Koraleski 137,207; General Krulak 7,900; Mr. McConnell 19,500; Mr. McLarty 3,700; Mr. Rogel 25,900; Mr. Young 1,461,190; and by all current directors and executive officers as a group 2,236,915. Also included in the number of shares owned by Messrs. Hemmer, Knight, Koraleski, and Young 32,864; 84,826; 87,128; and 275,339 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)

Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 20. These amounts for the Named Executive Officers consist of 39,760, 54,472; 92,450; 84,308; and 318,380 unvested stock units owned by

Messrs. Fritz, Hemmer, Knight, Koraleski, and Young awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)	In addition, Mrs. Hope is the trustee of a children’s trust that owns 600 shares of common stock, Mr. Hemmer is the custodian for the Adam Hemmer UTMA that holds 6 shares of common stock, and Mr. Koraleski is the custodian for the Mary Cate Koraleski UTMA that holds 2,278 shares of common stock. Mrs. Hope, Mr. Hemmer and Mr. Koraleski all disclaim beneficial ownership of these shares.

(d)	Based solely upon information contained in Schedule 13G filed on February 10, 2012, reporting that, as of December 30, 2011, this holder held sole and shared voting power over 27,301,250 and 0 of these shares, respectively, and sole and shared dispositive power over 36,731,250 and 0 of these shares, respectively. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(e)	Based solely upon information contained in Schedule 13G/A filed on February 8, 2012, reporting that, as of December 30, 2011, this holder held sole and shared voting power over 28,622,701 and 0 of these shares, respectively, and sole and shared dispositive power over 28,622,701 and 0 of these shares, respectively. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(f)	Based solely upon information contained in Schedule 13G/A filed on February 8, 2012, reporting that, as of December 30, 2011, this holder held sole and shared voting power over 26,821,265 and 0 of these shares, respectively, and sole and shared dispositive power over 26,821,265 and 0 of these shares, respectively. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require the CEO to hold seven times annual salary and the other Named Executive Officers to hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2011, all of the Named Executive Officers met their stock ownership targets, and, in fact, Mr. Young, our Chairman and then CEO, owns 55 times his salary.

Trading in Derivatives of our Common Stock

Executive officers (including the Named Executive Officers) subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 (Exchange Act) are generally prohibited from, and the Compensation and Benefits Committee discourages, hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and

Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership target as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).

•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares disclaimed by the executive officer for purposes of reporting beneficial ownership under Section 16 reporting purposes. All of the reporting obligations of the executive officer under Section 16 of the Exchange Act apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Strategy

For fiscal year 2011, our Named Executive Officers were our Chairman, President and CEO, Mr. Young, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, Mr. Koraleski, Executive Vice President-Marketing and Sales of the Railroad, J. Michael Hemmer, Senior Vice President-Law and General Counsel, and Lance M. Fritz, Executive Vice President-Operations of the Railroad. On March 2, 2012, Mr. Young began a medical leave of absence from his duties as President and CEO, and the Board of Directors elected Mr. Koraleski to serve as acting President and CEO. Mr. Young remains the Chairman of the Board. Since Mr. Young served as the Chairman, President and CEO during fiscal year 2011 and Mr. Koraleski served as the Executive Vice President-Marketing and Sales during fiscal year 2011, all details in this Compensation Discussion and Analysis and related compensation tables analyze Mr. Young’s and Mr. Koraleski’s compensation for those positions in 2011.

The following principles guide our compensation programs for the Named Executive Officers:

•

Pay for Performance—A significant portion of the executive’s opportunity for compensation is tied to annual and long-term Company performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with our compensation programs allows our pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Alignment with Shareholder Interests—By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Competitive Compensation—We design compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

The Compensation and Benefits Committee believes our compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management. The Committee carefully evaluated the results of the 2011 annual advisory vote approving our executive compensation. The Committee also considered other factors in evaluating our executive compensation program as discussed in this Proxy Statement, including the Company’s record operational and financial performance (described below), and the continuing success of our executive compensation programs in supporting the Company’s achievement of key goals and business objectives. While each of these factors influenced the Committee’s decisions regarding our Named Executive Officers’ compensation, the Committee did not implement changes to our executive compensation programs and policies as a result of the overwhelming shareholder support of our 2011 advisory vote on executive compensation.

Compensation Best Practices

Our compensation programs, decisions, and practices detailed in this Proxy Statement reinforce our compensation philosophy and encourage behavior and performance that is in the long-term best interests of the Company and its shareholders.

•

Emphasis on Performance-Based Variable Compensation. The Compensation and Benefits Committee (Committee) continues to award the majority of Total Direct Compensation (as defined below) to the Named Executive Officers in the form of performance-based variable compensation. The Company targets salaries below the median of our Peer Group (as defined below). The Company links the discretionary bonus program to both individual and Company performance.

•

Compensation Tied to Long-Term Performance. A significant portion of our long-term incentives are in the form of stock options and performance-based stock units. Stock options have no value to the executive unless the stock price appreciates above the exercise price. Performance-based stock units are subject to risk of forfeiture if predetermined, multi-year objectives are not achieved.

•

Independent Consultant and Peer Group Analysis. The Committee utilizes the services of an independent compensation consultant who analyzes our Peer Group (as defined below) for compensation comparison purposes. The consultant assists the Committee in its deliberations and provides input at every meeting of the Committee.

•	No Repricing or Back-dating of Options. Our stock incentive plan prohibits repricing of outstanding stock options without the approval of shareholders, and we have never back-dated stock options.

•

Compensation Recoupment Policy. Our policy authorizes the Board to make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of all or a portion of our financial statements.

•

Minimal Perquisites. We provide tax and financial counseling services and personal excess liability coverage only for certain key executives. Pursuant to the Company’s security policy, the Chairman and CEO are required to use Company aircraft for all air travel, whether personal or business, and are charged accordingly for personal travel without tax gross-ups. In the occasional event that one of the other Named Executive Officers uses the Company aircraft for personal travel, income is imputed for personal travel without tax gross-ups.

•

Stringent Executive Stock Ownership Guidelines. Our CEO must own Company stock having a value equal to at least seven times his or her annual salary, and each of the other Named Executive Officers must own four times his or her annual salary. As of December 31, 2011, all of the Named Executive Officers held amounts of Company stock significantly in excess of their ownership targets.

•

Policy Prohibiting Hedging of Company Stock. We prohibit executive officers from buying, selling or writing puts, calls or options related to Company stock and from executing derivative arrangements linked to Company stock.

•	No Employment Agreements. We do not have employment agreements with any of our executives, including our Named Executive Officers.

•

Limited Post-Termination Benefits. Our change-in-control plan provides a severance payment and accelerated vesting of equity awards only if a covered executive is terminated following a change-in-control (i.e., “double trigger”). The Company limited the benefits under this plan to 2.99 times salary plus bonus for any eligible executive after September 25, 2003. Additionally, there is no excise tax gross-up payment for executives that became eligible under the plan after November 17, 2010.

•	No Tax Gross-Up Payments. We do not provide tax gross-up payments with respect to any perquisites.

Compensation Overview

The Committee reviews and approves the compensation of all of the Named Executive Officers. Our CEO provides the Committee with his evaluation of the performance of our Named Executive

Officers (excluding himself) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant on matters related to the Named Executive Officers (including the CEO) and other executive compensation. For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 5 and 6 of this Proxy Statement.

The Committee reviews Total Direct Compensation for each of the Named Executive Officers on an annual basis prior to the first Board meeting of the year and may also reassess Total Direct Compensation during the year in connection with a promotion or significant change in responsibilities. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments. Collectively, these programs are designed to motivate our executives to achieve consistent, superior performance.

Competitive Market Review

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the Named Executive Officers against competitive market information. To assess competitive market information, the Committee looks primarily to proxy statement data among a group of peer companies listed below (the Peer Group). The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company.

The Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of our executives’ compensation should be incentive-based. The Committee generally targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and generally determines compensation within that range based upon relative individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described below). Other factors may include the individual performance of each Named Executive Officer and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on the competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing our executive positions with comparable positions at companies within the Peer Group, the Committee and its compensation consultant, FWC, review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

Our Peer Group for 2011 consisted of the following 18 companies:

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	Time Warner Cable	UPS

The Committee selected this Peer Group, based upon FWC’s recommendation, after surveying U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2011 Peer Group are summarized below.

	Peer Group (1)		Union Pacific (1)
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$22,252	$32,511	$19,557	46	th
Operating Income	$4,195	$4,923	$5,724	86	th
Total Assets	$33,318	$46,108	$45,096	74	th
Market Capitalization	$34,418	$42,393	$48,298	83	rd
Employees	52,750	78,143	42,884	40	th

(1)	Dollars in millions. Based on information available as of December 31, 2011.

Management’s Role in the Compensation Process

Management’s role in the compensation process is twofold. First, at the beginning of the year, management conducts its annual planning process to recommend business objectives to the Committee and the Board (focusing on safety, service, and financial performance) for the annual cash bonus and performance criteria for the long-term incentive compensation program for the upcoming performance year. Second, at the end of the year, the CEO makes recommendations to the Committee regarding the Total Direct Compensation of the other Named Executive Officers based upon a review of Company performance and the performance of each Named Executive Officer for the year.

Management’s planning process for developing the Company’s annual operating plan encompasses all departments and includes the consideration of many quantitative and qualitative factors, including the Company’s financial results and Railroad operations during the prior year; safety, business and leadership initiatives; customer service; strategic initiatives; economic indicators; forecasted demand and volume; planned capital expenditures; competitive market conditions; and general business forecasts. An integral part of this process is the establishment of departmental goals and objectives and individual goals and objectives for the Named Executive Officers and other executives that together provide the framework to meet the business objectives.

At the beginning of each year, management presents the proposed operating plan to the Board. Based on the Board’s approval of the Company’s operating plan, the CEO and Senior Vice President-Human Resources (SVP-HR) propose to the Committee business objectives for the annual bonus plan and performance criteria and targets for the performance stock units for the upcoming year. The CEO also reviews any recommendations that the SVP-HR (with any input from the Committee’s compensation consultant) may make regarding the compensation mix, award types, vesting requirements, targeted percentiles, and any other features of the Company’s compensation arrangements applicable to the other Named Executive Officers. The Committee reviews these compensation proposals and makes a recommendation to the Board of Directors for approval. Periodically during the year, the CEO reviews year-to-date performance with each of the other Named Executive Officers.

At the end of the performance year, the CEO reviews the performance of the other Named Executive Officers and competitive data on Total Direct Compensation prepared by the SVP-HR (based upon data supplied by the Committee’s compensation consultant) prior to making recommendations to the Committee. Management, including the CEO and SVP-HR, reviews Company and individual performance, and the CEO proposes to the Committee amounts for base salary, annual bonuses, and long-term incentives for each of the Named Executive Officers, other than himself. The determination of the CEO’s base salary, annual bonus, and long-term incentives is reserved for the Committee, taking into account the advice of its consultant. The Committee’s compensation consultant presents to the Committee competitive analyses regarding the Total Direct Compensation with respect to the CEO, which the compensation consultant performs without any participation of, input from or prior review by the CEO. The Committee reviews the relevant compensation analyses and, together with the other independent directors, evaluates the CEO’s performance and determines the appropriate level of Total Direct Compensation based upon such evaluation.

Company Performance for 2011

We achieved all-time record performance in 2011 by continuing our efforts to: (i) operate a safe railroad, (ii) improve customer service and operations, and (iii) implement productivity initiatives to improve efficiency, increase revenues and reduce costs.

Safety—We continued using our multi-faceted strategy to improve safety and operate a safe railroad, including the Company’s system-wide focus on Total Safety Culture. We set records in nearly all of our safety metrics. Our employee injury reportable incident rate surpassed 2010 levels and declined to its lowest level. Continued focus on derailment prevention resulted in record performance, as the derailment incident rate declined 6% from 2010. During 2011, we also continued focusing on public safety and grade crossing initiatives and equaled our record low rate of grade crossing incidents.

Service and Operations—Weather impacted our operations more significantly in 2011 than 2010, including blizzards affecting the Southwest and Midwest, historic Midwestern floods and severe heat and drought in our Southern Region. We deployed resources to address these adverse conditions and maintained reliable network operations. Average train speed (as reported to the Association of American Railroads) declined 2% compared to 2010, reflecting these weather challenges, a 3% increase in carloadings and changes in traffic mix. Despite these operating challenges, we led the U.S. railroad industry in velocity each month in 2011 and established a new record in our customer satisfaction index, as our ongoing efforts to improve operations translated into value for our customers.

Financial Performance—We generated record operating income of $5.7 billion, a 15% increase over 2010. Improved pricing and 3% volume growth drove this increase, partially offset by inflation and weather-related costs. We achieved an operating ratio of 70.7% in 2011, only slightly behind 2010’s record of 70.6%. Net income of $3.3 billion also surpassed our previous best mark set last year, resulting in earnings of $6.72 per diluted share for 2011. We generated record free cash flow of $1.9 billion (after dividends of $837 million) on the strength of $5.9 billion cash from operations.[2] Additionally, we generated a record annual return on invested capital (ROIC) of 12.4%, a 1.6 point improvement from our previous best set in 2010.[3] Our shareholders benefited from a record setting 2011. We returned over $2.2 billion to shareholders through stock repurchases and dividend payments, and our market capitalization increased over 11% in 2011. Between dividends and stock price appreciation, shareholders earned a total return of 17% for the year.

Relative Peer Group Performance—We benchmark our financial performance as measured by growth in total revenue, operating income, and diluted earnings per share from continuing operations (EPS), against the results of the Peer Group (as described above). In addition, we compare our ROIC and total shareholder return with those of the Peer Group. For 2011, we ranked at the 85th percentile of the Peer Group based on an overall composite percentile rank of these five measures.

[2]	Free cash flow is not considered a financial measure under accounting principles generally accepted in the United States (GAAP) by SEC Regulation G and Item 10 of Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

[3]	ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Named Executive Officer Accomplishments During 2011

In setting Mr. Young’s compensation, the Committee, along with all the other non-management, independent directors, considered the Company’s 2011 record-setting performance, which produced outstanding safety, operating and financial results. In addition, the Committee evaluated Mr. Young’s performance and leadership, particularly his direction and execution of the Company’s operational and strategic initiatives to maximize shareholder value. The Committee noted that in his sixth year as CEO, Mr. Young continues to provide exceptional, consistent leadership, which directly impacts the Company’s long-term success.

In setting compensation for the other Named Executive Officers, the Committee first considered the operational and financial performance of the Company in 2011. The Committee considered the CEO’s recommendations for compensation of each of the other Named Executive Officers, as well as the responsibilities of each Named Executive Officer, and their tenure and award levels relative to the Peer Group. The Committee also considered the following accomplishments of each of the Named Executive Officers other than Mr. Young.

Mr. Knight led the development and implementation of a financial strategy that continued to focus on long-term shareholder value, producing record financial results again in 2011. Under his leadership, the Company remained focused on obtaining fair value for its service offerings while continuing to implement cost efficiencies. As a result, the Company achieved a record operating ratio of 68.3% in the fourth quarter, and an operating ratio of 70.7% for the full year, only 0.1 point higher than the all-time 2010 record of 70.6, despite the negative 1.7 percentage point impact of higher fuel prices in 2011. The Company also continued to strengthen its balance sheet in 2011, improving its adjusted debt-to-capital ratio by another 1.8 percentage points year-over-year. The Company’s record earnings and cash flows allowed it to provide significant returns to shareholders in 2011, including a 58% increase in declared dividends per share, and $1.4 billion in share repurchases. Between dividends and stock price appreciation, shareholders earned a total return of 17% for the year, compared to 2% for the S&P 500.

Mr. Koraleski led the Marketing and Sales team in its efforts to provide improved customer value throughout 2011. The Marketing & Sales team focused on creating value for customers by delivering excellent transportation service, logistics and technology products to both existing markets and new growth areas. Mr. Koraleski and the Marketing & Sales team continued working closely with departments throughout the Company to design and launch service offerings that differentiate us from our competition. Customers acknowledged this effort by awarding the Company with record customer satisfaction scores for the fourth consecutive year. Revenue grew by 15%, and the team delivered core price improvement of over 4.5%, driving profitable growth and increasing shareholder value. Mr. Koraleski led the team through the successful renegotiation of numerous legacy and non-legacy contracts, positioning the Company for future growth and improved financial returns.

Under Mr. Hemmer’s leadership, the Law Department continued to meet the demands of increasingly complex litigation, regulatory and political environments. Mr. Hemmer and the Law team successfully resolved major litigation matters, including an EPA environmental remediation matter, fines inappropriately assessed by the United States Customs and Border Protection, and significant litigation involving an entity using Company rights-of-way. Along with three other railroads, the Law Department continued to pursue a vigorous defense against unsubstantiated and inaccurate claims that the railroads violated antitrust laws in administering fuel surcharges, having already eliminated a substantial portion of those claims. Mr. Hemmer and the Law team provided leadership for the rail industry’s efforts to pursue reasonable regulatory oversight of the risks and costs of handling toxic inhalant hazards, which railroads must transport as common carriers. In addition, the Law Department guided the Company through major Surface Transportation Board proceedings regarding the expansion of economic regulation. Under Mr. Hemmer’s leadership, the Law team leveraged record safety results and a sophisticated litigation strategy to reduce personal injury costs to the lowest level on record.

Mr. Fritz led the Company’s Operating team in setting new records in safety, while providing excellent customer service and enhancing productivity. In 2011, the Company achieved significant improvement in all three areas of safety – employee personal injury, grade crossing incidents, and equipment incident rates. The Company set new records in each area, reflecting a successful, multi-faceted approach to increase employee engagement and improve safety. Under Mr. Fritz’s leadership, the Company adjusted operating practices and procedures to handle increased volumes and dynamic business conditions. Overall volumes increased by 3% year over year, with an increase of more than 10% in the southern and eastern portions of the network, driven by strong demand in the energy and chemical industries. The Company adjusted resources and capital investments throughout the year to successfully deliver new service offerings to these markets, while containing costs in other areas as worldwide economic conditions slowed. Record flooding threatened the Company’s busiest northern and eastern corridors, followed by severe drought conditions in the south that greatly increased track maintenance needs. Despite these challenges, the Company provided solid service to its customers, as indicated by record customer satisfaction. The Company led the U.S. railroad industry in velocity each month in 2011. Mr. Fritz effectively led the Operating team to leverage volume increases and contain unit costs, contributing significantly to the Company’s 2011 financial results.

Compensation Elements

In February 2012, the Committee, in determining each Named Executive Officer’s Total Direct Compensation, reviewed and considered the Company’s level of achievement in relation to its business objectives in 2011, including the new, all-time records in safety, service and financial performance, as well as each Named Executive Officer’s accomplishments.

Total Direct Compensation includes the following basic compensation elements: (i) base salary, (ii) annual cash bonus, and (iii) long-term incentive compensation, which consists of performance stock units, retention stock units, and stock options.

Base Salary

We pay base salary to provide a stable source of income for performing job responsibilities and at a level that supports the objectives of our performance-based compensation programs. The Committee reviews the base salaries of the Named Executive Officers at the beginning of each year.

The CEO reviews base salaries and prior year performance and accomplishments for the other Named Executive Officers and recommends a base salary for the coming year for each of them. The Committee considers and evaluates these base salary recommendations. The Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) Peer Group proxy statement data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating each factor and applies no specific weights to the above factors. The Committee, with input from its compensation consultant and the Board’s review of CEO performance, alone assesses the base salary of the CEO.

The Committee did not increase Mr. Young’s salary in 2011 or 2012. While the Committee considered increasing Mr. Young’s salary in light of his accomplishments and record Company performance in both years, the Committee decided instead to emphasize variable pay-for-performance by reflecting the Company’s and Mr. Young’s performance in his annual bonus and long-term incentive awards.

In each of February 2011 and February 2012, the Committee reviewed and considered the achievement of the Company’s business objectives for the prior year. As a result of strong Company performance in both 2010 and 2011, the CEO recommended, and the Committee approved, the salary increases for the Named Executive Officers shown below.

2011/2012 Salary Versus Peer Group

Name	2010 Salary	Increase for 2011	2011 Salary	Increase for 2012	2012 Salary	vs. Peer Group
James R. Young	$1,150,000	0%	$1,150,000	0%	$1,150,000	25P
Robert M. Knight, Jr.	464,000	3%	478,000	3%	492,000	Below 25P
John J. Koraleski (1)	470,000	3%	484,000	3%	499,000	Below 25P
J. Michael Hemmer	455,000	3%	469,000	3%	483,000	Below 25P
Lance M. Fritz (2)	370,000	3%	381,000	10%	420,000	Below 25P

(1)	On March 2, 2012, the Board of Directors increased Mr. Koraleski’s 2012 salary to $600,000 upon his election to serve as the Company’s acting President and CEO.

(2)	Mr. Fritz is a new Named Executive Officer and thus the Committee compared Mr. Fritz’s compensation to survey data for Chief Operating Officers, adjusted to account for differences in functional responsibilities, instead of the fifth highest paid individuals in our Peer Group. In February 2012, Mr. Fritz received a larger increase reflecting his performance and comparative survey data that indicated his salary was significantly lower than that paid to other executives holding similar positions due to his relatively short tenure as the Executive Vice President-Operations.

Annual Cash Bonus

We pay an annual cash bonus in order to link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and to reflect individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the Named Executive Officers. Although we communicate specific business objectives to the Company as a whole based on the operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established the funding level by considering competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation less current salaries) and our success in achieving our business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each Named Executive Officer on a discretionary basis. The Committee believes this is an effective way to reinforce our pay-for-performance philosophy, as annual bonuses are based upon (i) in large part, the Company’s performance and (ii) the individual executive’s performance during the period. This discretionary process results in the annual cash bonus ranging from zero for all Named Executive Officers to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable performance year versus the Company’s EPS as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable Performance Year. For Performance Year 2004, the Company did not pay bonuses to its executives.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2003-2007 include adjustments for the Company’s May 28, 2008, two-for-one stock split.

(3)	For Performance Year 2006, the Company had a separate Chairman and CEO, who each received bonuses. The lighter shaded area represents the difference of how the bonus received by the Chairman contributed to the average.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the Named Executive Officers within a range of the median to seventy-fifth percentile of our Peer Group based on performance. Depending primarily on the position of the Named Executive Officer, Company-level performance and individual performance, this process results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the Named Executive Officers, and provides the Committee an annual cash bonus recommendation for each Named Executive Officer. The Committee considers these recommendations as part of its subjective assessment of each Named Executive Officer, and may make adjustments in its discretion. The Committee, with input from its consultant and the review of the CEO evaluation by the independent members of the Board, alone assesses and determines the bonus for the CEO.

2011 Total Cash Compensation Versus Peer Group

Name	2011 Bonus	2011 Salary	Total 2011 Cash Comp	vs. Peer Group
James R. Young	$4,000,000	$1,150,000	$5,150,000	Above 75P
Robert M. Knight, Jr.	1,195,000	478,000	1,673,000	Above 75P
John J. Koraleski	1,205,000	484,000	1,689,000	Above 75P
J. Michael Hemmer	1,145,000	469,000	1,614,000	Above 75P
Lance M. Fritz	850,000	381,000	1,231,000	Between 25P & Median

Long-Term Incentive Compensation

We award long-term incentive compensation to encourage executives to manage for long-term business success and continue their employment with the Company. Currently, the Company’s long-term compensation is entirely equity-based, which, together with the Company’s stock ownership requirements and other policies, provides motivation to enhance shareholder value and meet the Company’s financial objectives. The components of long-term incentive compensation are:

•	performance stock units, which are earned based on return on invested capital (ROIC) over a three-year period, and vest at the end of the three-year performance period;

•	retention stock units, which vest after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 47) and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives that range between 50% and 70% of each Named Executive Officer’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for our Named Executive Officers generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the Named Executive Officers (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts of awards for each of the Named Executive Officers. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2011 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the Named Executive Officers to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The long-term incentive program for the Named Executive Officers in 2011 included the following targeted mix of equity compensation based on grant date fair value: 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the Named Executive Officers and a description of the terms of these awards are set forth on pages 50 and 51 in the Grants of Plan-Based Awards in Fiscal Year 2011 Table and accompanying narrative discussion.

Performance Stock Units

The Committee utilizes performance stock units to (i) motivate, reward, and retain executives who make significant contributions to the achievement by the Company of safety, operational and financial goals, (ii) promote and closely align the interests of the Named Executive Officers and other executives with those of our shareholders, and (iii) help ensure that executive compensation remains competitive with our industry peers and companies with which we compete for executive talent.

In February 2011, the Committee awarded the Named Executive Officers performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period).

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is a key measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2009 – 2011	7.8%	8.8%	10.8%
2010 – 2012	7.3%	8.3%	10.3%
2011 – 2013	10.0%	11.5%	12.0%

The Named Executive Officers must also remain employed by the Company for three years from the date of grant. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two times the target number of stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the whole three-year Performance Period. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Stock units that have been earned during the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and will pay or accrue dividend equivalents between the time they are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each Named Executive Officer is set forth on page 50 in the Grants of Plan-Based Awards in Fiscal Year 2011 table.

For the performance stock units granted in 2009, 2010 and 2011, the Committee certified the ROIC results as shown in the table below.

	2009	2010	2011
ROIC as reported in the Company’s Annual Report on Form 10-K for the years ended December 31	8.2%	10.8%	12.4%
ROIC as certified by the Committee for Performance Stock Unit Awards	8.17%	10.77%	12.35%

Performance stock units earned under each of the 2009, 2010 and 2011 grants for each of the Named Executive Officers are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2011 Fiscal Year-End Table on page 52. The table below summarizes how performance stock units were earned to date.

Stock Units Earned as a Percent of Target Award

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2009 – 2011	10.4%	+80%	180% of the target number of stock units
2010 – 2012	11.5%	+100%	100% of 2/3 of the target number of stock units
2011 – 2013	12.3%	+100%	100% of 1/3 of the target number of stock units

(1)	Years one and two of each performance period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the performance period. Amounts earned at the conclusion of the performance period may be different depending on future years’ performance.

At its meeting in February 2012, the Committee awarded the Named Executive Officers performance stock units with the same terms as the 2011 grants discussed above, except the Committee set a new performance target for ROIC.

Retention Stock Units

The Committee believes that retention stock units ensure consistency of leadership at the Company by retaining key executives in a competitive labor market. Although equity awards in general include an element of performance incentive, the Committee awards retention stock units primarily to encourage continuity of management. While our 2004 Stock Incentive Plan provides a minimum three-year period for retention stock vesting, our retention stock awards generally provide for vesting after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units (which are not performance based) to a Named Executive Officer who is also a “covered employee” for purposes of section 162(m) of the Internal Revenue Code, as amended (the Code), if we anticipate that such payment, if made, would not be deductible due to the application of Code section 162(m). Payment is delayed until the first taxable year in which we anticipate our tax deduction would no longer be limited by Code section 162(m).

Stock Options

The Committee believes that stock options combine both retention and performance elements and, therefore, serve as an important element of long-term compensation. We directly tie the amount executives realize under stock option grants to the future performance of the Company’s stock, aligning the interests of executives with those of the Company’s shareholders. Even though our 2004 Stock Incentive Plan provides for a minimum one-year vesting period for stock options, our stock option awards provide that stock options become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Summary of 2011 Total Direct Compensation Decisions

The table below summarizes the 2011 Total Direct Compensation the Committee approved for each Named Executive Officer. The compensation elements included in the table reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 48. The Committee considers these programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, excluded from the table below. This table is supplementary and is not intended to replace the Summary Compensation Table.

2011 Total Direct Compensation Versus Peer Group

Name	Total 2011 Cash Comp	Total 2011 LTI Award	Total 2011 Direct Comp	vs. Peer Group
James R. Young	$5,150,000	$8,000,000	$13,150,000	Above 75P
Robert M. Knight, Jr.	1,673,000	2,350,000	4,023,000	Above 75P
John J. Koraleski	1,689,000	2,200,000	3,889,000	Between Median & 75P
J. Michael Hemmer	1,614,000	1,850,000	3,464,000	Above 75P
Lance M. Fritz	1,231,000	1,000,000	2,231,000	Below 25P

2012 Long-Term Incentive Awards

In February 2012, the Committee reviewed and considered the achievement of the Company’s business objectives in 2011, including the record accomplishments in safety, service, and financial performance discussed above under the section captioned Company Performance Overview for 2011, as the primary factor in determining each Named Executive Officer’s annual long-term incentive awards. In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each Named Executive Officer under the Annual Cash Bonus section. The Committee awarded each Named Executive Officer the long-term incentive awards as shown in the table below. However, Mr. Hemmer has advised the Company of his plans to retire sometime during the restriction periods applicable to option awards and retention and performance stock unit awards, and, as a result, the Committee did not award Mr. Hemmer any long-term incentive awards in 2012.

The Committee awarded each Named Executive Officer a long-term incentive award, based on grant date fair value, consisting of 40% performance stock units, 20% retention stock units and 40% stock options.

2012 Long-Term Incentive Awards

Name	Total 2012 LTI Award	Stock Options (40% of LTI Award)	Retention Stock Units (20% of LTI Award)	Performance Stock Units
				Threshold	Target (40% of LTI Award)	Maximum
James R. Young	$9,000,000	115,053	15,690	15,690	31,380	62,760
Robert M. Knight, Jr.	2,500,000	31,959	4,359	4,359	8,718	17,436
John J. Koraleski	2,375,000	30,363	4,141	4,142	8,283	16,566
J. Michael Hemmer	0	0	0	0	0	0
Lance M. Fritz	2,150,000	27,486	3,748	3,749	7,497	14,994

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the Named Executive Officers, receive tax and financial counseling services and personal excess liability coverage. Pursuant to the Company’s security policy, the Chairman and CEO are required to use Company aircraft for all air travel, whether personal or business, and the Committee believes this requirement to be in the best interest of the Company, as it provides security, improves Company access to the Chairman and CEO while traveling, and enhances the effectiveness and efficiency of our Chairman and CEO. The Chairman and CEO are charged for personal travel without tax gross-ups and in the occasional event that one of the other Named Executive Officers uses the Company aircraft for personal use, income is imputed for personal travel without tax gross-ups.

The value of perquisites provided to the Named Executive Officers by the Company is not a significant portion of each of the Named Executive Officers’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the CEO, the Committee does not consider perquisites in their analyses of Total Direct Compensation for the CEO and the other Named Executive Officers.

Post-Termination Compensation and Benefits

Post-termination compensation and benefits are designed to promote long-term commitment to the Company, which consist of the following elements: deferred compensation, pension, and potential change-in-control payments.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to our competitive compensation arrangements and help attract executives. Our deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 58. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any future inability of the Company to pay these amounts. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 57.

Pension Plan and Supplemental Pension Plan

We sponsor a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that our defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the Named Executive Officers) provide our employees with a competitive retirement benefit. We offer a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under our defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 55 and 56.

Change-in-Control Arrangements

The Named Executive Officers do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the Named Executive Officers, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Mr. Young and two times this sum for each of Messrs. Knight, Koraleski, Hemmer and Fritz. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. In November 2010, the Committee eliminated the tax gross-up payment for any individual who becomes an eligible employee under the Continuity Plan on or after November 17,

2010. As a result of Mr. Koraleski’s election to serve as the Company’s acting President and Chief Executive Officer in March 2012, the Committee adjusted Mr. Koraleski’s severance payment to three times the sum of base salary and bonus, without any tax gross-up on such payment.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the Named Executive Officers upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 61 through 63.

Other Aspects of Our Compensation Program

Company Grant Practices

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees on the day the Committee and the Board, as applicable, approves the award. The option price of all stock options is the closing price of our stock on the date of grant. The Company does not allow employees to select the effective date of stock option awards, and the Committee does not time its approval of stock option awards around the release of any material non-public information.

Prohibition on Stock Option Repricing

Our 2004 Stock Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders. Although there are outstanding stock option awards under other prior stock plans that do not prohibit the Committee from repricing stock options, the Committee does not intend to reprice any outstanding options. Additionally, neither the Company nor the Committee has ever back-dated stock options.

Recoupment Policy for Financial Restatement

In February 2007, the Board of Directors adopted a policy that authorizes the Board, in consultation with the Audit Committee, to examine circumstances surrounding a restatement of all or a portion of our financial statements. The Board, in consultation with the Compensation and Benefits Committee, may make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of our financial statements. The Board will take appropriate action to recover any amount determined to have been inappropriately received by any individual executive subject to this policy.

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under section 162(m) of the Code, annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, our shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other Named Executive Officers (excluding the CFO for 162(m) purposes), is deductible up to $1 million in any year.

Tally Sheets

The Committee regularly reviews a Tally Sheet at its meetings. The Tally Sheet includes the current and three-year historical Total Direct Compensation and Peer Group data for the Named Executive Officers. The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the Named Executive Officers.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2012 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Thomas J. Donohue

Thomas F. McLarty III

Steven R. Rogel

Jose H. Villarreal

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the Named Executive Officers, including salary, bonus, the value of stock awards and option awards and other compensation for 2011, 2010 and 2009.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total Compensation (e)
James R. Young Chairman, President & CEO (f)	2011 2010 2009	$1,150,000 1,150,000 1,150,000		$4,000,000 3,700,000 2,500,000	$4,800,370 4,200,120 3,750,155	$3,200,043 2,800,014 3,750,015	$5,861,505 3,312,625 4,056,234	$122,294 101,813 77,943	$19,134,212 15,264,572 15,284,347

Robert M. Knight, Jr. EVP Finance & CFO	2011 2010 2009	475,667 462,500 455,000		1,195,000 1,150,000 820,000	1,410,178 1,260,090 1,050,136	940,034 840,048 1,050,022	1,406,350 861,950 915,630	29,840 27,843 36,485	5,457,069 4,602,431 4,327,273

John J. Koraleski EVP Marketing & Sales (f)	2011 2010 2009	481,667 470,000 470,000		1,205,000 1,160,000 825,000	1,320,041 1,080,078 1,000,161	880,039 720,002 1,000,006	1,970,291 1,147,207 1,558,564	36,868 29,190 34,573	5,893,906 4,606,477 4,888,304

J. Michael Hemmer SVP Law & General Counsel	2011 2010 2009	458,976 455,000 428,988	(g) (g)	1,145,000 1,100,000 720,000	1,110,190 960,130 800,167	740,080 640,008 800,012	1,721,709 599,585 668,982	22,694 22,375 29,198	5,198,649 3,777,098 3,447,347

Lance M. Fritz EVP Operations (h)	2011 2010 2009	379,167 346,333 300,000		850,000 500,000 305,000	600,163 285,082 235,076	400,080 190,013 240,014	297,535 149,507 111,291	30,356 19,475 19,960	2,557,301 1,490,411 1,211,341

(a)

Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page 50 for the grant date fair value of the retention stock units and performance stock units. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the Named Executive Officers. The maximum value of performance stock units for 2011 for Mr. Young is $6,400,555, for Mr. Knight is $1,880,237, for Mr. Koraleski is $1,760,054, for Mr. Hemmer is $1,480,378 and for Mr. Fritz is $800,280.

(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2011	2010	2009
Risk-free interest rate	2.3%	2.4%	1.9%
Dividend yield	1.6%	1.8%	2.3%
Expected life (years)	5.3	5.4	5.1
Volatility	35.9%	35.2%	31.3%
Grant date fair value of options granted	$28.45	$18.26	$11.33

(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each Named Executive Officer. If the discount rate and discount period assumptions had not changed, the present value of the accrued annual pension benefit for 2011 would have been $2,032,202 for Mr. Young, $350,418 for Mr. Knight, $562,352 for Mr. Koraleski, $466,437 for Mr. Hemmer and $120,617 for Mr. Fritz.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

Name and Principal Position	Year	Perquisites			Life Insurance Premiums (ii)	Company Matched Thrift Plan Contributions	Total All Other Compensation
		Use of Corporate Aircraft (i)	Tax and Financial Counseling Services	Excess Liability Insurance Premiums

James R. Young Chairman, President & CEO	2011 2010 2009	$38,641 46,003 20,994	$48,228 20,385 8,583	$925 925 1,100	$0 0 12,766	$34,500 34,500 34,500	$122,294 101,813 77,943

Robert M. Knight, Jr. EVP Finance & CFO	2011 2010 2009	0 987 2,809	14,645 12,056 15,755	925 925 1,100	0 0 3,171	14,270 13,875 13,650	29,840 27,843 36,485

John J. Koraleski EVP Marketing & Sales	2011 2010 2009	0 0 0	21,493 14,165 13,300	925 925 1,100	0 0 6,073	14,450 14,100 14,100	36,868 29,190 34,573

J. Michael Hemmer SVP Law & General Counsel	2011 2010 2009	0 0 0	8,000 7,800 8,200	925 925 1,100	0 0 6,992	13,769 13,650 12,906	22,694 22,375 29,198

Lance M. Fritz EVP Operations	2011 2010 2009	1,111 0 0	16,945 8,160 8,280	925 925 1,100	0 0 1,580	11,375 10,390 9,000	30,356 19,475 19,960

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(ii)	Effective December 31, 2009, the executive life insurance program was eliminated as a cost-savings measure.

(e)	For comparison purposes, refer to the 2011 Total Direct Compensation Versus Peer Group Table on page 44, which provides a summary of the total compensation approved by the Committee for 2011.

(f)	On March 2, 2012, Mr. Young began a medical leave of absence from his duties as President and Chief Executive Officer of the Company, and Mr. Koraleski was elected to serve as the Company’s acting President and Chief Executive Officer.

(g)	Mr. Hemmer’s annual base salary for 2009 of $455,000 and 2011 of $469,000 were reduced by his voluntary elections to forego a portion of his salary for departmental management purposes.

(h)	Mr. Fritz was elected the Executive Vice President-Operations on September 1, 2010.

Grants of Plan-Based Awards in Fiscal Year 2011

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the Named Executive Officers’ compensation for 2011.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
James R. Young	2/3/2011	Performance Stock Units	17,095	34,191	68,382				$3,200,278
Chairman, President & CEO	2/3/2011	Retention Stock Units				17,095			1,600,092
	2/3/2011	Stock Options					112,491	$93.60	3,200,043

Robert M. Knight, Jr.	2/3/2011	Performance Stock Units	5,022	10,044	20,088				$940,118
EVP Finance & CFO	2/3/2011	Retention Stock Units				5,022			470,059
	2/3/2011	Stock Options					33,045	$93.60	940,034

John J. Koraleski	2/3/2011	Performance Stock Units	4,701	9,402	18,804				$880,027
EVP Marketing & Sales	2/3/2011	Retention Stock Units				4,701			440,014
	2/3/2011	Stock Options					30,936	$93.60	880,039

J. Michael Hemmer	2/3/2011	Performance Stock Units (c)	3,954	7,908	15,816				$740,189
SVP Law & General Counsel	2/3/2011	Retention Stock Units (c)				3,953			370,001
	2/3/2011	Stock Options (c)					26,016	$93.60	740,080

Lance M. Fritz	2/3/2011	Performance Stock Units	2,137	4,275	8,550				$400,140
EVP Operations	2/3/2011	Retention Stock Units				2,137			200,023
	2/3/2011	Stock Options					14,064	$93.60	400,080

(a)	The Exercise Price is the closing price of our common stock on February 3, 2011, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 49 for the assumptions made in calculating the grant date fair value of Stock Options.

(c)	Mr. Hemmer’s 2011 awards contained vesting provisions for employees who retire at age 62 with 10 years of service described below in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table. Mr. Hemmer turned 62 years old in 2011, and as a result, his 2011 stock awards will vest in accordance with the vesting schedules set forth in his stock award agreements despite his planned retirement in 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to section 162(m) of the Code. The Committee determines bonuses for the Named Executive Officers by evaluating a combination of corporate and individual performance, as more fully described beginning on page 40 of the CD&A.

On February 3, 2011, the Committee granted performance stock units, retention stock units and stock options to each of the Named Executive Officers. Performance stock units actually earned will be subject to continued employment through February 3, 2014, and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2011 through 2013. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant based on the average of all three years of ROIC performance achieved. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividends on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 58.

One-third of each stock option grant vests each year over a three-year period from the grant date of February 3, 2011, and the retention stock units vest on February 3, 2015, in each case subject to continued employment. The maximum term of stock options is 10 years. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control.

As part of the February 2011 grants of performance stock units, retention stock units and stock options, the Committee provided for the vesting (in accordance with the vesting schedule set forth in the stock award agreement) of the stock units and stock options if an executive retires at age 62 with 10 years of service under the Company’s pension plan, so long as the executive remained employed until September 30th in the year of grant. This same vesting provision was contained in the stock award agreements for non-executive employees.

Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units (which are not performance based) to a Named Executive Officer who is also a “covered employee” for purposes of Code section 162(m) if we anticipate that such payment, if made, would not be deductible due to the application of Code section 162(m). We delay payment until the first taxable year in which we anticipate that our tax deduction would no longer be limited by Code section 162(m).

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the Named Executive Officers as of our most recent fiscal year-end, including awards granted during 2011 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Unearned Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (a)	Market Value of Shares or Units of Stock Held That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)
James R. Young Chairman, President & CEO	0 51,104 220,582 281,040 268,572 441,000 330,000	112,491 102,208 110,291 0 0 0 0	$93.60 60.98 47.28 62.38 48.49 43.03 29.56	2/3/2021 2/4/2020 2/5/2019 1/31/2018 1/30/2017 1/26/2016 1/27/2015	223,167	$23,642,312	118,209	$12,523,061

Robert M. Knight, Jr. EVP Finance & CFO	0 15,332 61,764 71,202	33,045 30,664 30,882 0	93.60 60.98 47.28 62.38	2/3/2021 2/4/2020 2/5/2019 1/31/2018	63,153	6,690,429	35,108	3,719,342

John J. Koraleski EVP Marketing & Sales	0 13,141 0 71,202	30,936 26,282 29,411 0	93.60 60.98 47.28 62.38	2/3/2021 2/4/2020 2/5/2019 1/31/2018	58,843	6,233,827	31,414	3,327,999

J. Michael Hemmer SVP Law & General Counsel	0 11,681 0 56,208	26,016 23,362 23,529 0	93.60 60.98 47.28 62.38	2/3/2021 2/4/2020 2/5/2019 1/31/2018	41,952	4,444,395	27,176	2,879,025

Lance M. Fritz EVP Operations	0 3,468 14,118 16,242 8,952	14,064 6,936 7,059 0 0	93.60 60.98 47.28 62.38 48.49	2/3/2021 2/4/2020 2/5/2019 1/31/2018 1/30/2017	15,854	1,679,573	11,281	1,195,109

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units or Stock Held That Have Not Vested (ii)	Unearned Performance Units at Maximum (iii)	Unit Vest Date
James R. Young	37,497	2/3/2014	2/3/2021	17,095		2/3/2015
Chairman, President & CEO	37,497	2/3/2013	2/3/2021	11,397	56,985	2/3/2014
	37,497	2/3/2012	2/3/2021	22,959		2/4/2014
	51,104	2/4/2013	2/4/2020	30,612	61,224	2/4/2013
	51,104	2/4/2012	2/4/2020	39,658		2/5/2013
	110,291	2/5/2012	2/5/2019	71,388	0	2/5/2012
				30,058		1/31/2012

Robert M. Knight, Jr.	11,015	2/3/2014	2/3/2021	5,022		2/3/2015
EVP Finance & CFO	11,015	2/3/2013	2/3/2021	3,348	16,740	2/3/2014
	11,015	2/3/2012	2/3/2021	6,888		2/4/2014
	15,332	2/4/2013	2/4/2020	9,184	18,368	2/4/2013
	15,332	2/4/2012	2/4/2020	11,105		2/5/2013
	30,882	2/5/2012	2/5/2019	19,990	0	2/5/2012
				7,616		1/31/2012

John J. Koraleski	10,312	2/3/2014	2/3/2021	4,701		2/3/2015
EVP Marketing & Sales	10,312	2/3/2013	2/3/2021	3,134	15,670	2/3/2014
	10,312	2/3/2012	2/3/2021	5,904		2/4/2014
	13,141	2/4/2013	2/4/2020	7,872	15,744	2/4/2013
	13,141	2/4/2012	2/4/2020	10,576		2/5/2013
	29,411	2/5/2012	2/5/2019	19,040	0	2/5/2012
				7,616		1/31/2012

J. Michael Hemmer	11,681	2/4/2013	2/4/2020	0	13,180	2/3/2014
SVP Law & General	11,681	2/4/2012	2/4/2020	5,248		2/4/2014
Counsel	23,529	2/5/2012	2/5/2019	6,998	13,996	2/4/2013
				8,461		2/5/2013
				15,233	0	2/5/2012
				6,012		1/31/2012

Lance M. Fritz	4,688	2/3/2014	2/3/2021	2,137		2/3/2015
EVP Operations	4,688	2/3/2013	2/3/2021	1,425	7,125	2/3/2014
	4,688	2/3/2012	2/3/2021	1,558		2/4/2014
	3,468	2/4/2013	2/4/2020	2,078	4,156	2/4/2013
	3,468	2/4/2012	2/4/2020	2,539		2/5/2013
	7,059	2/5/2012	2/5/2019	4,379	0	2/5/2012
				1,738		1/31/2012

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.

(ii)	Reflects performance stock units granted on February 5, 2009, February 4, 2010 and February 3, 2011 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2011.

(iii)	Reflects the maximum amount of performance stock units that may be earned under the grant of performance stock units February 4, 2010 and February 3, 2011. These performance stock units are subject to a three-year performance period ending December 31, 2012 and December 31, 2013.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $105.94 on December 30, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table shows a summary of the stock options exercised by the Named Executive Officers and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)

James R. Young Chairman, President & CEO	200,000	$14,258,000	73,018	$6,832,629

Robert M. Knight, Jr. EVP Finance & CFO	58,194	3,258,864	17,361	1,624,587

John J. Koraleski EVP Marketing & Sales	125,968	6,430,161	18,393	1,721,121

J. Michael Hemmer SVP Law & General Counsel	23,529	1,217,390	14,430	1,350,287

Lance M. Fritz EVP Operations	8,952	521,633	4,313	403,573

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)	The number of stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Young, 30,934 shares, for Mr. Knight, 6,702 shares, and for Mr. Koraleski, 10,659 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page 58. Other stock units whose payment date has been delayed as a result of the application of Code section 162(m) and are not reflected in the Nonqualified Deferred Compensation table on page 57 are for Mr. Koraleski, 7,734 shares and for Mr. Hemmer, 6,014 shares.

Pension Benefits at 2011 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the Named Executive Officers upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2011. The present value was calculated as of December 31, 2011, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2010, were based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (a)
James R. Young Chairman, President & CEO	Basic Plan Supplemental Plan	33.6667 33.6667	$1,214,651 22,701,534

Robert M. Knight, Jr. EVP Finance & CFO	Basic Plan Supplemental Plan	31.5833 31.5833	862,301 4,818,589

John J. Koraleski EVP Marketing & Sales	Basic Plan Supplemental Plan	39.5833 39.5833	1,354,272 8,258,682	(b)

J. Michael Hemmer SVP Law & General Counsel	Basic Plan Supplemental Plan	9.3333 17.3333	434,735 4,489,691	(c)

Lance M. Fritz EVP Operations	Basic Plan Supplemental Plan	11.5000 11.5000	247,832 546,520

(a)	Present values for Messrs. Young and Koraleski and Hemmer are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2011, Messrs. Knight and Fritz were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($233,089) and is not included in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(c)	As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Pensions for our Named Executive Officers are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($245,000 for 2011) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under section 415(c) of the Code (for 2011, the lesser of 100% of the executive’s compensation or $195,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate. As noted in the table above, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan as part of his employment offer.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan. There are two active executives remaining for whom the Company purchased annuities, one of whom is Mr. Koraleski.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2011, Messrs. Young and Koraleski were eligible for early retirement under both Plans and Messrs. Knight, Hemmer and Fritz were eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2011.

Nonqualified Deferred Compensation at 2011 Fiscal Year-End

We have two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan (the Stock Incentive Plan). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows Named Executive Officer and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2011. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)		Aggregate Balance at Last Fiscal Year End (d)(e)
James R. Young Chairman, President & CEO	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	$54,300 0 2,831,911	$27,150 0 0	$(83,442 (124,433 3,368,186	) )	$731,812 3,545,776 25,937,812

Robert M. Knight, Jr. EVP Finance & CFO	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	13,840 0 610,233	6,920 0 0	(11,663 5,387 792,731)		171,620 120,987 6,104,786

John J. Koraleski EVP Marketing & Sales	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	14,200 0 972,762	7,100 0 0	(2,497 (8,595 854,354	) )	431,525 128,485 5,624,712

J. Michael Hemmer SVP Law & General Counsel	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	12,839 0 0	6,419 0 0	(3,145 0 268,897)		205,835 0 2,071,126

Lance M. Fritz EVP Operations	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	8,050 150,000 0	4,025 0 0	(1,266 2,478 0)		49,582 152,478 0

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.

(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2011.

(c)	Aggregate Earnings on deferred stock unit awards include appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2010 and 2009, but deferred under the Supplemental Thrift Plan are, for Mr. Young, $54,300 and $54,300; Mr. Knight, $13,050 and $12,600; Mr. Koraleski, $13,500 and $13,500; Mr. Hemmer, $12,600 and $11,113, and Mr. Fritz, $6,080 and $3,300, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2010 and 2009, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Young, $27,150 and $27,150; Mr. Knight, $6,525 and $6,300; Mr. Koraleski, $6,750 and $6,750; Mr. Hemmer, $6,300 and $5,556, and Mr. Fritz, $3,040 and $1,650, respectively.

(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 244,673 shares of Company common stock for Mr. Young, 57,587 shares for Mr. Knight, 53,058 shares for Mr. Koraleski, and 19,537 shares for Mr. Hemmer.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the executive has contributed the maximum amount to the Qualified Thrift Plan permitted under various IRS regulations. An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Code section 409A. Non-qualified deferred compensation amounts not subject to Code section 409A, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered

Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Code section 409A, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

Named Executive Officers made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not to exceed 15 years from the executive’s separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a Named Executive Officer’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan, provided, though, the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2011 (based upon the Company’s closing stock price on December 30, 2011 of $105.94), given the Named Executive Officers’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Separation from Service

In the event of the separation from service of any of the Named Executive Officers on December 31, 2011, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2011 Fiscal Year-End Table on page 55. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2011, Messrs. Young, Koraleski, and Hemmer were eligible to begin benefits immediately at January 1, 2012. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Young was $143,599, for Mr. Koraleski was $53,114 and for Mr. Hemmer was $27,743. Assuming a termination date of December 31, 2011, Mr. Knight would be eligible to begin his benefit on October 1, 2012. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight would be $21,989. Mr. Fritz would be eligible to begin his benefit on February 1, 2018. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz would be $3,255.

Each of the Named Executive Officers would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2011 Fiscal Year-End Table on page 57. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 51, the 2011 equity awards provided for vesting if an executive retires at age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant. Mr. Hemmer turned 62 years old in 2011, and as a result, his 2011 equity awards will vest in accordance with the vesting schedules delineated in his stock award agreements despite his planned retirement in 2012.

Change-in-Control

The Continuity Plan provides severance benefits to the Named Executive Officers in the event (i) a change-in-control occurs and (ii) the Named Executive Officer incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the Named Executive Officer for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the Named Executive Officer has willfully and continually failed to substantially perform his duties, or (ii) the Named Executive Officer has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the Named Executive Officer is for “good reason” if it is for any of the following reasons: (i) the assignment to the Named Executive Officer of duties that are materially inconsistent with the Named Executive Officer’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the Named Executive Officer’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the Named Executive Officer’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; (iii) a material reduction in the Named Executive Officer’s pension, thrift, medical or long term disability benefits provided to the Named Executive Officer immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the Named Executive Officers receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Young and by 2 for Messrs. Knight, Koraleski, Hemmer and Fritz. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each Named Executive Officer lapse and all unvested stock options granted to each Named Executive Officer vest and become exercisable for a period of three years (or five years if the Named Executive Officer is retirement eligible) from the Named Executive Officer’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the Named Executive Officer shall be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a Named Executive Officer’s severance (or, if sooner, until the Named Executive Officer attains the age of 52, at which time the Named Executive Officer is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the Named Executive Officer will pay the fair market value of such coverage (active or retiree, as applicable) as determined under section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the Named Executive Officer shall be reduced by any benefits received by the Named Executive Officer from a subsequent employer.

In the event that any payments made in connection with a change-in-control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will gross up the Named Executive Officer’s compensation for all excise taxes, but only where the value of the parachute amount is greater than 110% of three times the Named Executive Officer’s average annual taxable income for the years 2006 through 2010 (the base amount). In November 2010, the Committee eliminated this tax gross-up for any individual who becomes an eligible employee under the Continuity Plan on or after November 17, 2010. This change does not affect the Named Executive Officers, who were all eligible employees under the Continuity Plan before this date.

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each Named Executive Officer, assuming a change-in-control had occurred as of December 31, 2011, and the Named Executive Officer’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Health and Welfare Benefits (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
James R. Young Chairman, President & CEO	$12,650,001	$7,003,050	$12,453,081	$27,678,626	$17,070	$11,050,190	$70,852,018

Robert M. Knight, Jr. EVP Finance & CFO	2,952,666	6,163,434	3,597,967	7,886,280	17,070	0	20,617,417

John J. Koraleski EVP Marketing & Sales	2,981,334	1,582,876	3,288,638	7,314,839	17,070	0	15,184,757

J. Michael Hemmer SVP Law & General Counsel	2,751,334	1,552,401	2,430,567	5,373,595	17,070	0	12,124,967

Lance M. Fritz EVP Operations	1,538,666	674,644	899,473	2,091,573	33,876	0	5,238,232

(a)	This amount is based on 2011 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.

(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 30 2011, of $105.94.

(d)	This amount is based on the Company’s closing stock price on December 30, 2011, of $105.94 and assumed a payout of performance stock units at target levels for performance cycles ending December 31, 2012 and December 31, 2013; assumes 180% of target earned for performance cycle ending December 31, 2011.

(e)	For a termination as of December 31, 2011, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.

(f)	The calculation of the gross-up payment values each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change-in-control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 43.4%, and each Named Executive Officer’s base amount. Pursuant to the terms of the Continuity Plan described above, Mr. Young was the only Named Executive Officer who would be entitled to an excise tax gross-up payment.

Death or Disability

In the event the Named Executive Officer ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the Named Executive Officer shall be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The Named Executive Officer or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each Named Executive Officer.

Name and Principal Position	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
James R. Young Chairman, President & CEO	$12,013,278	$11,629,034	$12,453,081

Robert M. Knight, Jr. EVP Finance & CFO	3,445,381	3,245,048	3,597,967

John J. Koraleski EVP Marketing & Sales	3,183,073	3,050,754	3,288,638

J. Michael Hemmer SVP Law & General Counsel	2,355,152	2,089,243	2,430,567

Lance M. Fritz EVP Operations	835,019	844,554	899,473

(a)	Amounts are calculated based on the Company’s closing stock price on December 30, 2011, of $105.94 multiplied by the performance stock units earned through the end of the 2011 performance year.

(b)	Amounts are calculated based on the Company’s closing stock price on December 30, 2011, of $105.94 multiplied by retention stock units that are unvested on December 31, 2011.

(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 30, 2011, of $105.94 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2013 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on November 26, 2012, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) or who wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or intended nomination to the Secretary of the Company no earlier than the close of business on January 10, 2013, and no later than February 9, 2013, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal or nomination fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the

SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2011.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit their request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2011, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Barbara W. Schaefer

Senior Vice President — Human Resources

and Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2012.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/UNP • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.			☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope			☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell			☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal			☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐	☐	☐	4. Shareholder proposal regarding lobbying activities if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐	☐	☐	5. Shareholder proposal regarding executive stock ownership if properly presented at the Annual Meeting.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

Proxy — Union Pacific Corporation	+

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 10, 2012

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG, BARBARA W. SCHAEFER and JAMES J. THEISEN, JR., and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2012, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.

¢	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your Voting Instructions, you may choose one of the two voting methods outlined below to vote your Voting Instructions.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Voting Instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 10, 2012.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/UNP • Follow the steps outlined on the secured website.

Vote by telephone

•     Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.			☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope			☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell			☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal			☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐	☐	☐	4. Shareholder proposal regarding lobbying activities if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐	☐	☐	5. Shareholder proposal regarding executive stock ownership if properly presented at the Annual Meeting.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation	+

ANNUAL MEETING MAY 10, 2012

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of UNION PACIFIC CORPORATION that were allocated to my account as of February 29, 2012, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 10, 2012, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5, if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k) Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be signed on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.

¢	+

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.			☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

	04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope			☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell			☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal			☐	☐	☐	12 - J.R. Young	☐	☐	☐

					For	Against	Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐	☐	☐	4. Shareholder proposal regarding lobbying activities if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐	☐	☐	5. Shareholder proposal regarding executive stock ownership if properly presented at the Annual Meeting.				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 10, 2012

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG, BARBARA W. SCHAEFER and JAMES J. THEISEN, JR., and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 10, 2012, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)